Exhibit 99.1

Contact:	Brian E. Powers HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216-541-8060	May 15, 2018 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2018

CLEVELAND, OH, MAY 15, 2018 Hickok Incorporated (OTC Pink: HICKA), a Cleveland-based holding company serving diverse industrial markets, today reported operating results for the three months ended March 31, 2018.

For the quarter ended March 31, 2018, sales were $11.9 million compared with $3.3 million in the same period last year, an increase of $8.6 million or 255%. For the quarter ended March 31, 2017, the Company recorded operating income of $0.6 million compared with an operating income of $0.3 million in the same period last year, an increase of $0.3 million.

Net income for the quarter ended March 31, 2017 was $0.4 million, or $0.11 per fully diluted share, compared with net income of $0.2 million, or $0.07 per fully diluted share last year. The total number of outstanding diluted shares at March 31, 2018 was 3,269,853.

The Company previously announced it had changed its fiscal year end from September 30 to December 31, effective October 1, 2017. The change in the Company’s fiscal year has not impacted the Company’s results for the period ended March 31, 2018.

Information about Forward Looking Statements

Certain statements in this news release, including discussions of management's expectations for the period reported, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively integrate acquisitions and manage the larger operations of the combined business, effectively develop and market new products, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to satisfy its interest payments and obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	Three Months Ended
	March 31,

	2018		2017
Sales	$11,878,700	100%	$3,346,315	100%
Cost of Sales	8,860,259	75%	1,968,801	59%
Gross Profit	3,018,441	25%	1,377,514	41%

Product development costs	123,029	1%	217,316	6%
Selling, general and administrative expenses	2,252,327	19%	894,302	27%
Operating Income	643,085	5%	265,896	8%

Interest charges	85,933	1%	48,192	1%
Other income (expense), net	58,816	0%	(3,563)	0%
Income before Provision for Income Taxes	498,336	4%	221,267	7%
Provision for Income Taxes	124,584	1%	8,127	1%
Net Income	$373,752	3%	$213,140	6%

Net Income Per Common Share
Basic	$0.13		$0.07
Diluted	$0.11		$0.07

Weighted Average Shares Outstanding
Basic	2,911,057		2,877,493
Diluted	3,269,853		2,964,729